Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated September 1, 2006, relating to the consolidated financial statements and consolidated financial statement schedule of Concurrent Computer Corporation and subsidiaries (the "Company") and management's report on the effectiveness of internal control over financial reporting appearing in the Company's Annual Report on Form 10-K for the year ended June 30, 2006.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
May 24, 2007